Deloitte Accountants B.V.
Orlyplein 10
1043 DP Amsterdam
P.O. Box 58110
1040 HC Amsterdam
Netherlands

Tel: +31 (20) 582 5000
Fax:+31 (20) 582 4024
www.deloitte.nl
N.V. Koninklijke Nederlandsche Petroleum Maatschappij
Carel van Bylandtlaan 30
2596 HR The Hague

Date	From	Reference
October 31, 2005	A.J. Coster	3100033319/OP9997/jw
Auditors’ report ex section 2:328, subsection 2 of the Netherlands Civil Code
Introduction
We have examined the information provided by management in conformity with section 2:327 of The Netherlands Civil Code, as included in the notes to the proposal dated 31 October 2005 for the merger between Shell Petroleum N.V. (acquiring company), The Hague, and N.V. Koninklijke Nederlandsche Petroleum Maatschappij (disappearing company), The Hague. This information is the responsibility of the companies’ management. Our responsibility is to issue an audit report as referred to in section 2:328 subsection 2 of the Netherlands Civil Code.
Scope
We conducted our examination in accordance with auditing standards generally accepted in the Netherlands, Those standards require that we plan and perform our examination to obtain reasonable assurance about whether the information provided by management included in the notes is in conformity with the requirements as referred to in section 2:327 of the Netherlands Civil Code, We believe that our examination provides a reasonable basis for our opinion.
Opinion
In our opinion the information provided by management, as included in the notes to the merger proposal, is in conformity with the relevant requirements in respect of the following matters:
a.	the method(s) for determining the share exchange ratio;

b.	the suitability of these method(s);

c.	the results of these method(s);

d.	the generally acceptability in the Netherlands of the relative weight of the method(s) used in the valuation;

e.	the difficulties that have arisen with the valuation and determination of the exchange ratio.
Deloitte Accountants B.V. is registered with the Trade Register of the Chamber of Commerce and Industry in Rotterdam number 24362853.	Member of Deloitte Touche Tohmatsu

31 October 2005
3100033319/OP9997/jw
This report is intended solely for the use in respect of the proposed transaction and may not be used for any other purpose.